Exhibit 21
Woodward Governor Company
Subsidiaries of the Registrant




	Woodward Governor Nederland B.V.
	Hoofddorp, The Netherlands

	Woodward Governor (U.K.) Limited
	Reading, England

	Woodward Governor GmbH
	Lucerne, Switzerland and
	Hoofddorp, The Netherlands

	Woodward Governor (Japan) Ltd.
	Tomisato, Chiba, Japan and Kobe, Japan

	Woodward Governor (Reguladores) Limitada
	Campinas, Sao Paulo, Brazil

	Woodward Governor (Quebec) Inc.
	Montreal, Quebec, Canada

	Woodward Governor France S.A.R.L.
	Venissieux, France

	Woodward Governor Asia/Pacific PTE. LTD.
	Singapore, Republic of Singapore

	Woodward Governor Poland, Limited
	Warsaw, Poland

	Woodward Governor Germany GmbH
	Aken and Kelbra, Germany

	HSC Controls, Inc.
	Buffalo, New York

	Woodward Governor de Mexico S.A. de C.V.
	Mexico City, Mexico

	Woodward Governor Company (New Zealand) Limited
	Christchurch, New Zealand

	Woodward Governor India PTE. LTD.
	Ballabgarh, India

	Woodward Aircraft Controls Prestwick, Inc.
	Prestwick, Scotland